Exhibit 99.3
REVEST AGREEMENT
THIS REVEST AGREEMENT (this “Agreement”) is made as of         , 2026, by and between Space Exploration Technologies Corp., a Texas corporation (“Parent”), and the undersigned holder (“Holder” and together with Parent, the “Parties,” and each, a “Party”) of shares of capital stock of Anysphere, Inc., a Delaware corporation (the “Company”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Option Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Call Option Agreement (as the same may be amended from time to time pursuant to its terms, the “Option Agreement”), dated as of April 19, 2026, by and among Parent and the Company whereby the Company granted to Parent an exclusive option to acquire the Company by merger of a wholly-owned subsidiary of Parent with and into the Company (the “Merger”), on the terms and subject to the conditions of the Option Agreement;
WHEREAS, as a result of the consummation of the Merger, (i) the Company Shares (as defined in the Merger Agreement) held by the Company’s stockholders, including Holder, will be converted into the right to receive Parent Shares (as defined in the Merger Agreement), and (ii) Company Options (as defined in the Merger Agreement), including Company Options held by Holder, will be assumed and converted into options to purchase Parent Shares (“Parent Options”), in each case, subject to and conditioned upon the terms and conditions of the Merger Agreement;
WHEREAS, it is a condition to the obligation of Parent to effect the Merger that this Agreement be in full force and effect; and
WHEREAS, in order to induce Parent to consummate the transactions contemplated by the Merger Agreement, Holder agrees to enter into this Agreement substantially concurrently with the execution and delivery of the Option Agreement.
NOW, THEREFORE, intending to be legally bound, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the Parties hereby agree as follows:
1.Definitions; Calculations.
(a)Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.
“Cause” means (i) Holder’s conviction of a felony in the United States (or that would be a felony in the United States if committed therein); (ii) Holder’s willful and material misconduct with respect to Parent or any of its Affiliates that causes, or would reasonably be expected to cause if continued following Parent’s discovery thereof, material financial harm to Parent or its Affiliates, with materiality measured against the value of the Company (and not that of Parent and its Affiliates); or (iii) Holder’s willful material violation of any material provision of any agreement(s) between Holder and Parent relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions that complies with applicable law. For purposes of this provision, none of Holder’s acts or failures to act will be considered “willful” unless Holder acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in or not opposed to the best interests of Parent or any of its Affiliates.

Notwithstanding the foregoing, [any allegation of Cause by the Company will be made by a resolution approved by a majority of the members of the Board, provided that] no allegation of “Cause” may be made until Holder has been given written notice detailing the specific Cause event and a period of thirty days following receipt of such notice to substantially cure such event (if susceptible to cure) [and an opportunity, on at least ten days’ advance written notice, to appear (with legal counsel) before the full Board to discuss the specific circumstances alleged to constitute a Cause event]. In addition, none of Holder’s acts or failures to act will be considered “willful” if Holder acts, or fails to act, on the advice of legal counsel to Parent or its Affiliates or as directed or approved by the board of directors (or equivalent governing body) of Parent or its Affiliates.
“Code” means the Internal Revenue Code of 1986, as amended.
“Conveyance” means (i) any sale, assignment, distribution, transfer or disposal of any Company Securities (as defined in the Merger Agreement) or Parent Shares or any interest in Company Securities or Parent Shares to any person or entity or (ii) the entering into of any agreement or commitment providing for the sale, assignment, distribution, transfer or disposition of any Company Securities or Parent Shares or any interest therein to any person or entity.
“Disability” means the Holder’s inability, due to a physical or mental impairment, to substantially perform the material duties of the Holder’s position with Parent or its Affiliates, with or without reasonable accommodation, for a period of ninety (90) consecutive days or an aggregate of one hundred twenty (120) days in any twelve‑month period.
“Good Reason” means (i) a material reduction in Holder’s annual base salary or target bonus opportunity; (ii) a change of more than 25 miles in the geographic location of the office location at which Holder primarily provides services to Parent or its Affiliates, or any other relocation requirement [(it being understood that Holder will primarily provide services to Parent and its Affiliates from San Francisco, California following the consummation of the Merger)]; or (iii) a material breach by Parent or its Affiliates of any of its material agreements with Holder (including this Agreement). Notwithstanding the foregoing, no allegation of “Good Reason” may be made until Parent has been given written notice detailing the specific Good Reason event within 30 days following occurrence thereof and a period of 30 days following receipt of such notice to cure such event (if susceptible to cure), and the Termination Date must occur within 30 days following expiration of such cure period.
“Lapse Date” means each date on which (i) the Repurchase Option is scheduled to lapse in accordance with Section 3(a) and (ii) the Option Vesting Condition is scheduled to lapse in accordance with Section 6(a).
“Repurchase Price” means a price per Repurchased Share equal to the greater of (x) $0.001, and (y) in respect of any Unvested Holder Consideration that is subject to, or collateral for, a promissory note or loan, the price per share that applied to such Unvested Holder Consideration in connection with such promissory note or loan.
“Repurchased Shares” means any Unvested Holder Consideration as to which the Repurchase Option is exercised, including any automatic exercise, pursuant to Section 4(a).
“Termination Date” means the date on which a Termination Event occurs.
“Termination Event” means the cessation of Holder’s continuous service with Parent or any Subsidiary of Parent at any time prior to the          anniversary of the Effective Time (as defined in

the Merger Agreement) for any reason other than (i) termination of Holder’s service by Parent or an Affiliate of Parent without Cause, (ii) Holder’s death, (iii) termination of Holder’s service as a result of Holder’s Disability, or (iv) a termination by Holder for Good Reason (clauses (i) through (iv), “Justified Termination Event”). For the avoidance of doubt, notwithstanding anything to the contrary, any termination of Holder’s employment as a result of a change in employer within Parent’s Affiliates or change of nature of engagement (e.g., engagement as contractor, advisor, director or consultant) shall constitute continued service under this Agreement and no Termination Event shall be deemed to occur.
“Transfer” means (i) any Conveyance, pledge, encumbrance, grant of an option with respect to, or grant of any voting rights with respect to, any Company Securities or Parent Shares or any interest in Company Securities or Parent Shares to any person or entity or (ii) the entering into of an agreement or commitment providing for the Conveyance, pledge, encumbrance, or grant of an option with respect to, of any Company Securities or Parent Shares or any interest therein to any person or entity.
“Unvested Holder Consideration” means, with respect to Holder, a number of Parent Shares issuable to Holder in the Merger equal to the product of (i) the total number of Parent Shares issuable to such Holder pursuant to Section 2.02(a) of the Merger Agreement (excluding Parent Shares that are, immediately prior to the Effective Time, subject to a substantial risk of forfeiture in accordance with the terms in effect immediately prior to the Effective Time) multiplied by (ii) 0.75, rounded up to the nearest whole share.
“Unvested Parent Options” means, with respect to Holder, a number of Parent Options equal to the product of (i) the total number of Parent Options held to such Holder immediately following the Effective Time as a result of the conversion of Company Options pursuant to Section 2.04(c) of the Merger Agreement (excluding Parent Options that are, immediately prior to the Effective Time, subject to a substantial risk of forfeiture in accordance with the terms in effect immediately prior to the Effective Time) multiplied by (ii) 0.75, rounded up to the nearest whole Parent Option.
(b)Calculations; Adjustments. The number of Parent Shares and Parent Options subject hereto shall be adjusted to reflect fully the effect of any stock split, reverse stock split, combination, stock dividend (including any dividend or distribution of securities convertible into Parent Shares), or other reorganization, reclassifications or other like change with respect to Parent Shares occurring after the Effective Time.
2.Representations and Warranties of Holder. Holder hereby represents and warrants to Parent as follows:
(a)Holder has the legal capacity to enter into this Agreement and to perform his or her covenants and obligations under this Agreement. This Agreement has been duly executed and delivered by Holder, and assuming the due authorization, execution and delivery by Parent, constitutes the valid and binding obligation of Holder, enforceable against Holder in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity.
(b)The execution and delivery by Holder of this Agreement does not, and the performance by Holder of his or her covenants and obligations hereunder will not, conflict with (i) any material contract to which Holder or any of his or her properties or assets is subject or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Holder or his or her properties or assets, in each case which would adversely affect Holder’s performance under this Agreement or the consummation of the transactions contemplated hereby.

3.Repurchase Option.
(a)Subject to the terms and conditions of this Section 3(a) and Section 4, Parent and its assignees shall have the option to repurchase all or some portion of the Unvested Holder Consideration if a Termination Event occurs (the “Repurchase Option”). Subject to Section 3(c) and Section 9 and to the non-occurrence of a Termination Event prior to the applicable Lapse Date, the Repurchase Option will lapse as follows: the Unvested Holder Consideration will vest and be released from the Repurchase Option as to      of the Unvested Holder Consideration at the end of each 3 month period following the Closing Date (as defined in the Merger Agreement) until the          anniversary of the Closing Date.
(b)If the application of the lapsing ratio on any particular Lapse Date results in a fractional share, such fractional share shall be rounded down to the nearest whole share for purposes of determining the number of Unvested Holder Consideration as to which the Repurchase Option lapses on such Lapse Date, with the balance of any such fractional shares lapsing on the          anniversary of the Closing Date so long as a Termination Event has not occurred prior to such date.
(c)Notwithstanding anything to the contrary in the Merger Agreement or herein, in the event that, prior to the          anniversary of the Closing Date, a Justified Termination Event occurs, then, upon execution of a general release of claims by Holder in the form attached hereto as Exhibit B, 100% of the Unvested Holder Consideration that has not yet been released from the Repurchase Option shall be immediately released from the Repurchase Option and the Repurchase Option will lapse in full effective as of the date of such termination.
4.Exercise of Repurchase Option.
(a)If a Termination Event occurs (excluding a Justified Termination Event), on the Termination Date (i) the Repurchase Option shall be deemed to be exercised with respect to all Unvested Holder Consideration that has not yet been released from the Repurchase Option as of the Termination Date in accordance with Sections 3(a) through Section 3(c) unless, within six (6) months after the Termination Date, Parent gives written notice to Holder that it will not exercise the Repurchase Option or that it will exercise the Repurchase Option only in respect of a portion of the Unvested Holder Consideration. Subject to the foregoing, the repurchase shall automatically be effective at 11:59 p.m. (Pacific Time) on the day that is 7 months following the Termination Date, without any further action by Parent and/or its assignee(s).
(b)In connection with the exercise of the Repurchase Option, within 7 months following the Termination Date, Parent or its assignee(s) will pay Holder the Repurchase Price of the Repurchased Shares, without interest, as adjusted by Section 1(b) (the “Repurchase Amount”). The Repurchase Amount shall be payable by check, sent by certified U.S. mail or by overnight courier to Holder’s address as set forth in Parent’s stock records, or as otherwise may be agreed in writing by Holder and Parent. Notwithstanding anything to the contrary herein, in the event Parent or its assignee(s) does not pay Holder the Repurchase Amount by the day that is 7 months following the Termination Date, the repurchase shall be deemed to have not occurred and the Repurchase Option shall be irrevocably waived in its entirety.
(c)In the event of a repurchase of any Unvested Holder Consideration pursuant to this Section 4, Parent shall be entitled to give effect to the repurchase by appropriate notation on its stock records and to cancel any book-entry notation representing the Repurchased Shares upon delivery by Parent to Holder of the Repurchase Amount to the address of Holder as set forth in the stock records of Parent, or as otherwise may be agreed in writing by Holder and Parent.
5.Restrictions on Transfer of Unvested Holder Consideration.
(a)Holder acknowledges and agrees that, unless and until, and only to the extent, the Repurchase Option lapses with respect to the applicable Unvested Holder Consideration, Holder will not Transfer, directly or indirectly, all or any portion of the Unvested Holder Consideration or any interest therein. In addition, Holder acknowledges and agrees to be bound by, and subject to, the transfer and other restrictions and terms and conditions set forth in Holder’s Letter of Transmittal (as defined in the Merger Agreement) and the Merger Agreement. In addition, each book-entry security entitlement representing any Unvested Holder Consideration shall bear the legends set forth in the Merger Agreement and/or any legends set forth in the Letter of Transmittal, as well as the following legend:
THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A REPURCHASE OPTION IN FAVOR OF THE ISSUER OF THE SECURITIES AND CERTAIN RESTRICTIONS ON TRANSFER, AS SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER.
The legend set forth above shall be removed promptly by Parent when any such shares are no longer subject to the Repurchase Option.
(b)Concurrently with the execution of this Agreement, Holder shall deliver two copies of a Stock Power in substantially the form attached hereto as Exhibit A, each in blank, to the Secretary of Parent, or the Secretary’s designee to hold such Stock Power in escrow and to take all such actions and to effectuate all such transfers, forfeitures and/or releases of the Unvested Holder Consideration, as are in accordance with the terms of the Merger Agreement and this Agreement. Holder will be shown as the registered owner of his, her or its Unvested Holder Consideration on the book-entry security entitlements evidencing such shares and on the books and records of Parent. Holder shall have all rights with respect to his, her, or its Unvested Holder Consideration during the period of time in which such shares have not been transferred or forfeited in accordance with the terms and conditions of this Agreement or the Merger Agreement (including, without limitation, the right to vote such shares and the right to receive on a current basis any dividends or other distributions made with respect to such Unvested Holder Consideration, which amounts shall be promptly paid to Holder), except the right of transfer of the Unvested Holder Consideration; provided that any non-taxable stock dividends with respect to the Unvested Holder Consideration shall be included as part of the Unvested Holder Consideration subject to the Repurchase Option and other restrictions contained herein. The Parties agree that Holder is the owner of the Unvested Holder Consideration issued to Holder pursuant to the Merger Agreement.
6.Vesting of Unvested Parent Options.
(a)Subject to Section 6(c) and to the non-occurrence of a Termination Event prior to the applicable Lapse Date, the Unvested Parent Options shall vest and become exercisable as to      of the Unvested Parent Options at the end of each three (3)-month period following the Closing Date (as defined in the Merger Agreement) until the          anniversary of the Closing Date.
(b)If the application of the lapsing ratio on any particular Lapse Date results in a fractional option, such fractional option shall be rounded down to the nearest whole option for purposes of determining the number of Unvested Parent Options that vest on such Lapse Date, with the balance of any such fractional options lapsing on the          anniversary of the Closing Date so long as a Termination Event has not occurred prior to such date.
(c)Notwithstanding anything to the contrary in the Merger Agreement or herein, in the event that, prior to the          anniversary of the Closing Date, a Justified Termination Event occurs, then, upon execution of a general release of claims by Holder in the form attached hereto as Exhibit B, 100% of the Unvested Parent Options shall be immediately vested effective as of the date of such termination.

7.Waiver of Existing Acceleration. Except as provided in this Agreement, Holder hereby waives any and all rights of full or partial acceleration of vesting, or lapsing of any forfeiture, repurchase or similar restrictions, applicable to the Unvested Holder Consideration or Unvested Parent Options under the terms of any stock purchase, stock restriction or similar agreement, equity grant or award, offer letter, employment agreement or other plan, agreement or arrangement, between the Company and Holder, including any such rights that would result from the either the Merger or the other transactions contemplated by the Merger Agreement (in each case, either alone or in connection with any other event, contingent or otherwise, or the passage of time) or upon the occurrence of any other event or circumstance. Effective upon the Effective Time, all of the rights of Holder, and all of the obligations of the Parent and the Company and their respective Affiliates (and any successors and assigns of the foregoing ), with respect to the Unvested Holder Consideration shall be governed by the terms and conditions of this Agreement and the Merger Agreement, and will supersede any such other stock purchase, stock restriction or similar agreement, equity grant or award, offer letter, employment agreement or other plan, agreement or arrangement, which shall terminate automatically and be of no further force and effect. Effective upon the Effective Time, this Agreement shall constitute an amendment to the applicable equity grant or award agreement governing the Parent Options.
8.Taxes.
(a)Tax Reporting. Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) intend that (i) the payments of the Unvested Holder Consideration to Holder in accordance with the Merger Agreement and this Agreement plus (ii) Holder’s filing of a timely election under Section 83(b) of the Code with respect to the Unvested Holder Consideration (as described in Section 8(b)), will be treated as received in exchange for Holder’s Company Shares (as defined in the Merger Agreement) and in accordance with IRS Revenue Ruling 2007-49, 2007-2 C.B. 237 (Situation 2), unless and to the extent required by a “final determination” pursuant to Section 1313(a) of the Code or a change in applicable law (or interpretation thereof).
(b)Tax Deliverables. Holder shall (i) file a timely election under Section 83(b) of the Code with respect to the Unvested Holder Consideration and (ii) provide to Parent a copy of such timely filed election under Section 83 of the Code with respect to the Unvested Holder Consideration, along with a validly executed Internal Revenue Service W-9 of Holder, promptly after making such election together with proof of mailing.
(c)Tax Withholding. Notwithstanding any contrary provision of this Agreement, the Unvested Holder Consideration will not vest, unless and until satisfactory arrangements (as determined by Parent) will have been made with respect to the payment of income, employment, payroll tax, fringe benefit tax, payment on account or other tax-related items legally applicable to Holder which the Parent reasonably determines must be withheld by law with respect to such shares (“Tax-Related Items”). Prior to vesting of the Unvested Holder Consideration with respect to which a timely election under Section 83(b) of the Code has not been filed by Holder, Holder will pay or make adequate arrangements satisfactory to Parent and/or the Subsidiary of Parent who is then employing Holder (the “Employer”) to satisfy all withholding and payment obligations of Tax-Related Items of Parent and/or the Employer with respect to such Unvested Holder Consideration that are required by law. In this regard, Holder authorizes Parent and/or the Employer to withhold any Tax-Related Items legally payable by Parent from his or her wages or other cash compensation paid to Holder by Parent and/or the Employer or from proceeds of the sale of shares. Alternatively, or in addition, if permissible under applicable local law, Parent, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Holder to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) if requested by Holder, electing to have Parent withhold otherwise deliverable shares having a fair market value equal to the minimum amount required to be withheld or (c) if requested by Holding, selling a sufficient number of such shares otherwise deliverable to Holder through such means as Parent may determine in its sole discretion (whether through a broker or otherwise) having a fair market value equal to the amount required to be withheld to satisfy such tax withholding amount. To the extent requested by Holder, Parent will have the right (but not the obligation) to satisfy any obligations for Tax-Related Items by reducing the number of shares otherwise deliverable to Holder. If Holder fails to make satisfactory arrangements for the payment of any Tax-Related Items hereunder or Tax-Related Items related to Unvested Holder Consideration otherwise are due at the time any applicable Unvested Holder Consideration otherwise are scheduled to vest, Holder will permanently forfeit such Unvested Holder Consideration and the Unvested Holder Consideration will be returned to Parent at no cost to Parent. Regardless of any action of Parent or the Employer, Holder acknowledges that the ultimate liability for all Tax-Related Items is and remains Holder’s responsibility and may exceed the amount actually withheld by Parent or the Employer. Holder further acknowledges that Parent and the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of Unvested Holder Consideration; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Unvested Holder Consideration to reduce or eliminate Holder’s liability for Tax-Related Items or achieve any particular tax result. Notwithstanding the foregoing, Holder and Parent acknowledge that no withholding is expected to apply to Unvested Holder Consideration issued to Holder if an election under Section 83(b) of the Code is timely and properly filed.
9.Survival; Indemnification; Set-Off.
(a)The representations and warranties of Holder set forth in Section 2 shall survive the Closing (as defined in the Merger Agreement) and the Effective Time and shall remain in full force and effect until the expiration of the applicable statute of limitations (which, for avoidance of doubt, shall not be extended by Section 8106(c) of Title 10 of the Delaware Code).
(b)Holder hereby agrees to indemnify and hold harmless each of Parent and its Affiliates against any and all liabilities or obligations incurred or sustained by any of them, directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of Holder in this Agreement, or (ii) the failure to timely file an election under Section 83(b) of the Code with respect to the original transfer of Company Securities to Holder.
(c)Set-Off.
(i)Subject to the terms and conditions of this Agreement and the Merger Agreement, Parent shall be entitled to set-off from and against any and all Unvested Holder Consideration in order to compensate Parent and its Affiliates for any liabilities or obligations indemnifiable pursuant to Section 9(b), which compensation will occur through the forfeiture of those Unvested Holder Consideration (each being valued at the volume-weighted average closing price (rounded to the nearest one ten-thousandth) of Parent’s publicly traded common stock over the seven (7) consecutive trading days ending on the trading day immediately preceding the claim for set-off) as they vest and in the order they vest pursuant to the terms of this Agreement.
(ii)Neither the exercise nor the failure to exercise any right of set-off shall constitute an election of remedies by Parent or limit Parent in any manner in the enforcement of any remedy that may be available under this Agreement.
10.Termination. This Agreement is conditioned upon the consummation of the Merger as contemplated in the Merger Agreement and shall become null and void and shall have no effect whatsoever, without any action on the part of any Person, upon termination of the Merger Agreement in accordance with its terms for any reason prior to the occurrence of the Effective Time.
11.Miscellaneous.
(a)Expenses. All costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.
(b)Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11(b)):
(i)if to Parent to:

Space Exploration Technologies Corp
1 Rocket Road
Hawthorne, California 90250
Attention:
Email:

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention:
Email:

and

Gibson, Dunn & Crutcher LLP
2001 Ross Avenue, Suite 2100
Dallas, Texas 75201-2923
Attention:
Email:
(ii)if to Holder to: the address for notice set forth on the signature page hereto.
(c)Interpretation; References. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms respectively. English shall be the governing language of this Agreement. For purposes of this Agreement, unless otherwise expressly provided: (a) the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”; (b) the word “or” is disjunctive but not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) the term “date hereof” refers to the date set forth in the initial caption of this Agreement; (e) all references to days or months shall be deemed references to calendar days or months; and (f) all references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, references herein: (i) to Articles, Sections and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(d)Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
(e)Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
(f)Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the Exhibits attached hereto, constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the provisions of this Agreement and the Exhibits, unless otherwise explicitly set forth herein or therein, the provisions of this Agreement will control until such time as Parent, Company and Merger Sub (as defined in the Merger Agreement) fully and completely execute and deliver the Merger Agreement.
(g)Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any assignment of this Agreement in contravention of this Section 11(g) shall be null and void, ab initio.
(h)No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
(i)Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Company and Holder. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
(j)Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(i)All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Texas without giving effect to any choice or conflict of Law provision or rule (whether of the State of Texas or any other jurisdiction).
(ii)Any Action arising out of or relating to this Agreement or the transactions contemplated hereby (including any Action to determine whether a Termination Event or a Justified Termination Event has occurred) shall be brought exclusively in the following courts, in the following order of priority:
a.Texas Business Courts. The Parties agree that any Action shall first be brought in the Texas Business Court, Dallas Division, to the extent such court has subject matter jurisdiction over the Action. Each Party irrevocably submits to the exclusive jurisdiction of such court and waives any objection to venue therein.

b.Federal Courts in Texas. If and only if the Texas Business Court lacks or declines subject matter jurisdiction over an Action, such Action shall be brought in the United States District Court for the Northern District of Texas, or, if such court lacks subject matter jurisdiction, in any other federal court of the United States of America sitting in the State of Texas that has subject matter jurisdiction. Each Party irrevocably submits to the exclusive jurisdiction of such federal courts and waives any objection to venue therein.
c.Texas State Courts. If and only if neither the Texas Business Court nor the federal courts described above have or accept subject matter jurisdiction over an Action, such Action shall be brought in the state courts of the State of Texas located in Dallas County. Each Party irrevocably submits to the exclusive jurisdiction of such state courts and waives any objection to venue therein.
(iii)Service of process, summons, notice or other document by mail to a Party’s address set forth herein shall be effective service of process for any Action brought in any court specified in this Section.
(iv)Each Party irrevocably and unconditionally waives any objection to the laying of venue of any Action in the courts specified in this Section and agrees not to plead or claim in any such court that any such Action has been brought in an inconvenient forum.
(v)Each Party agrees that a final judgment in any Action brought in any court specified in this Section shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
(vi)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
(k)Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any Party of any right to specific performance or injunctive relief. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
(l)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Revest Agreement to be duly executed as of the day and year set forth above.

    SPACE EXPLORATION TECHNOLOGIES CORP.

        By:
        Name:    Bret Johnsen
        Title:    Chief Financial Officer
[Signature Page to Revest Agreement]

IN WITNESS WHEREOF, the Parties have caused this Revest Agreement to be duly executed as of the day and year set forth above.

    HOLDER:

        By:
        Name:    [ó]
        Address:

        Email:
[Signature Page to Revest Agreement]